UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2011

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts  02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Our Board of Directors has appointed Dr. Jeffrey M. Leiden as our President and Chief Executive Officer effective February 1, 2012.  Dr. Leiden began his employment with us on December 14, 2011 as part of a transition period during which he will work with Matthew W. Emmens, our current President, Chief Executive Officer and Chairman of the Board.   Dr. Leiden will continue to serve as a member of our Board, and we have agreed to elect him as Chairman of our Board in May 2012. Matthew W. Emmens will continue serving as our President and Chief Executive Officer until February 1, 2012 and plans to continue serving on our Board.

Agreements with Dr. Jeffrey M. Leiden

On December 14, 2011, Vertex and Dr. Leiden entered into an employment agreement, which expires on January 31, 2016, and an employee non-disclosure, non-competition and inventions agreement.

Dr. Leiden’s initial salary is $1,000,000 per year, and he will participate in our annual cash bonus and equity programs with a target bonus of 120% of his base salary. Pursuant to his employment agreement, on December 14, 2011, Dr. Leiden received:

•                  a non-qualified stock option to purchase 458,108 shares of our common stock with an exercise price of $29.99 per share vesting quarterly over four years;

•                  a restricted stock grant of 50,017 shares of our common stock that will vest in its entirety on December 14, 2014; and

•                  a restricted stock grant of 133,378 shares of our common stock that will vest only if Vertex meets certain performance objectives, which is referred to as the Performance-Based Restricted Stock Award.

If Dr. Leiden terminates his employment for good reason prior to January 31, 2016 or we terminate his employment without cause at any time, he will receive (i) 24 months of severance pay at an annual rate equal to his base salary plus his target bonus, (ii) a final, pro-rated performance bonus for the year in which his employment terminates, (iii) 18 months’ of continued vesting and exercisability of outstanding options, (iv) if not previously vested, full vesting of the 50,017 shares of restricted stock scheduled to vest on December 14, 2014, (v) vesting of the Performance-Based Restricted Stock Awards to the extent the performance objectives set forth in such award are achieved and (vi) vesting of any other restricted stock awards that would have otherwise vested based on time based vesting in the 18 months following the termination.

If, in connection with a change of control, Dr. Leiden terminates his employment for good reason or we terminate his employment without cause within the earlier of two years from such change of control or by January 31, 2016, he will receive (i) an amount equal to his base salary and target bonus amount multiplied by 2.99, (ii) a final, pro-rated performance bonus for the year in which his employment terminates, and (iii) full vesting of his outstanding options and restricted stock awards.

Transition Agreement with Matthew W. Emmens

On December 14, 2011, we entered into a transition agreement with Mr. Emmens pursuant to which Mr. Emmens’ employment agreement was modified, with his consent and in accordance with the planned transition, to provide for Mr. Emmens to become the Company’s Executive Chairman on February 1, 2012 and to retire on May 22, 2012.   Mr. Emmens will not receive any severance payments nor receive any accelerated vesting of any outstanding equity awards in connection with his transition to Executive Chairman or his retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: December 16, 2011	/s/ David T. Howton
David T. Howton
Senior Vice President and Chief Legal Officer